CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-148225 of Allstate Life of New York Variable Life Separate Account A (“the Account”) on Form N-6 of our report dated March 13, 2008, relating to the financial statements and financial statement schedules of Allstate Life of New York, and to the use of our report dated March 25, 2008 relating to the financial statements of the sub-accounts comprising the Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Account), which is part of the Registration Statement, and to the references to us under the heading “Experts” in such Statement of Additional Information.

Chicago, Illinois

April 25, 2008